                            SCHEDULE 14A INFORMATION

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                               (Amendment No. __)

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        Delaware Investments Colorado Insured Municipal Income Fund, Inc.
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[DELAWARE INVESTMENTS LOGO]

                                                              2005 Market Street
                                                     Philadelphia, PA 19103-7094

FOR IMMEDIATE RELEASE

Contact:  Ayele Ajavon                               Laurel O'Brien
Corporate Communications                             Corporate Communications
Delaware Investments                                 Delaware Investments
215-255-1632                                         215-255-1520
aajavon@delinvest.com                                lobrien@delinvest.com

Delaware  Investments  Colorado  Insured  Municipal  Income Fund, Inc.  Adjourns
Annual  Shareholder  Meeting  with  Respect  to a  Proposal  to  Change  Certain
Fundamental Investment Policies

PHILADELPHIA,  September  27,  2007  -  Delaware  Investments  Colorado  Insured
Municipal  Income  Fund,  Inc.  (ASE:  VCF) (the  "Fund")  today  announced  the adjournment of its Annual Meeting of Shareholders  (the "Annual  Meeting") until
October 18th, 2007 at 3:00 p.m., local time, at which time it will be reconvened at the offices of Delaware Investments, One Commerce Square, 2005 Market Street,
30th Floor Board Room,  Philadelphia,  PA. The Annual  Meeting was  adjourned to give the Fund  additional  time to  solicit  proxies  for a  proposal  to change certain of its fundamental investment policies.

Shareholders  of the Fund are being asked to vote on a proposal  to  eliminate a fundamental  investment policy requiring the Fund to invest primarily in insured
Colorado  municipal  securities  rated  AAA,  and  permitting  the  Fund,  as  a non-fundamental  investment  policy, to invest without  limitation in uninsured, investment  grade Colorado  municipal  securities  (including  those rated below
AAA). If these changes to the fundamental  investment  policy are approved,  the
Fund may invest up to 20% of its net  assets in  non-investment  grade  Colorado municipal  securities as a  non-fundamental  investment  policy. If the proposed changes are  approved  by  shareholders,  the Fund will be renamed the  Delaware
Investments  Colorado  Municipal  Income Fund,  Inc.,  consistent  with its new, uninsured investment strategy.

If these  changes  are  approved  by the  Fund's  shareholders,  the  investment objective of the Fund, which is non-fundamental,  will continue to be to provide current income exempt from regular  federal income tax and Colorado state income tax,  consistent with the preservation of capital.  Under normal  circumstances, the Fund will invest at least 80% of its net assets in investment  grade quality
Colorado  municipal  bonds. The Fund will be able to invest up to 20% of its net assets in municipal  obligations  issued by or on behalf of  territories  of the
United States - such as Guam, the U.S.  Virgin Islands or Puerto Rico - that are exempt from Colorado and federal income tax,  subject to the Fund's  fundamental investment  policy  to  invest  80% of its  net  assets  in  Colorado  municipal obligations.  Additionally, the Fund will be able to invest up to 20% of its net assets in municipal  bonds with an investment  rating of Ba/BB or lower, or that are  unrated  but judged to be of  comparable  quality by the Fund's  investment adviser.  Investment  in  municipal  bonds of  below  investment  grade  quality involves  special  risks as compared with  investment in higher grade  municipal bonds. These risks include greater sensitivity to economic downturns in Colorado or in the United States  generally.  Securities rated below investment grade are commonly known as "junk bonds." These  securities are regarded as  predominantly speculative  with  respect to the  issuer's  ability to pay  interest  and repay principal owed.

Delaware  Investments  is the marketing name for Delaware  Management  Holdings,
Inc. and its subsidiaries.

www.delawareinvestments.com

Delaware  Investments  Colorado  Insured  Municipal  Income Fund, Inc.  Adjourns
Annual  Shareholder  Meeting  with  Respect  to a  Proposal  to  Change  Certain
Fundamental Investment Policies/ Pg 2

The  management of the Fund believe that  permitting  the Fund to invest without limitation in investment grade Colorado municipal securities (those rated BBB or above)  and up to 20%  of its  net  assets  in  non-investment  grade  municipal securities  will allow the  portfolio  managers  and  research  analysts to take greater advantage of investment  opportunities  that may generate higher current yield for the Fund's  shareholders.  Management  believes  that  broadening  the
Fund's  authority  to invest in this area will improve the  portfolio  managers'
flexibility in meeting the Fund's investment objective.

About Delaware Investments:
Delaware   Investments,   an  affiliate  of  Lincoln   Financial   Group,  is  a
Philadelphia-based diversified asset management firm with more than $164 billion in assets under management as of June 30, 2007. Through a broad range of managed accounts and portfolios,  mutual funds, retirement accounts,  sub-advised funds, education  savings plans and other  investment  products,  Delaware  Investments provides  investment  services  to  individual  investors  and to  institutional investors such as private and public pension funds,  foundations,  and endowment funds.  Delaware  Investments  is the  marketing  name for  Delaware  Management
Holdings,   Inc.  and  its  subsidiaries.   For  more  information  on  Delaware
Investments, visit the company at www.delawareinvestments.com. Lincoln Financial
Group is the marketing name for Lincoln National Corporation (NYSE: LNC) and its affiliates. For more information on Lincoln Financial Group, visit www.lfg.com.

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